RESTRICTED STOCK UNIT AWARD AGREEMENT

You have been granted a Restricted Unit Award for Restricted Units (“RSUs”) as follows:

Grant Date	# RSUs
September 18, 2006	365,000

In order for you to be entitled to this award, you must accept the award by signing and returning a copy of this Agreement within 60 days after the grant date.

Plan Information:  The RSUs have been granted pursuant to the 1998 Stock Incentive Plan (the “Plan”), and are subject to all the restrictions, conditions and other terms contained in that Plan (see the enclosed Prospectus and any supplements for a summary of the Plan).  Each RSU represents the right to receive one share of Dollar General common stock on or after vesting.

Vesting Information:  The RSUs generally will vest in increments of one-third (i.e., 33-1/3%) of the represented shares if you remain an employee until the applicable Vesting Date for that increment as follows:

121,666 will vest on September 18, 2007

121,667 will vest on September 18, 2008

121,667 will vest on September 18, 2009

Vesting will be accelerated upon a change in control of Dollar General (as defined in the Plan) and under the circumstances described in your employment agreement. Vesting also may be accelerated as otherwise provided pursuant to the Plan. If your employment ends, all of your vested RSUs which have not yet been settled will be settled in due course, and all of your unvested RSUs will be forfeited.

No Voting Rights:  You have no right to vote shares of Dollar General common stock represented by your RSUs, whether vested or unvested.  Once shares of Dollar General common stock are issued to you in settlement of your vested RSUs, you will have all rights normally associated with share ownership including the right to vote and to receive dividends.

Dividends:  Prior to settlement of your vested RSUs, you will not receive any dividends on shares of Dollar General common stock represented by your RSUs.

Your RSUs will be credited with cash dividends which would otherwise have been paid if the shares of Dollar General common stock represented by your RSUs (including any deemed reinvested additional shares attributable to your RSUs pursuant to this paragraph) were actually outstanding and those credits will be accumulated.  These dividend equivalents will be deemed to be reinvested in additional shares of Dollar General common stock (determined by dividing the deemed cash dividend amount by the Fair Market Value (as defined in the Plan) of a share of Dollar General common stock on the related dividend payment date.

In addition, your RSUs will be credited with any such dividends or distributions that are paid in shares of Dollar General common stock represented by your RSUs and will otherwise be adjusted by the Committee for other capital or corporate events as provided in the Plan.

Any such deemed cash or stock dividends or distributions or other adjustment, including deemed reinvested additional shares, will vest or be forfeited based on the vesting or forfeiture of the RSUs to which they are attributable.

Non-transferability.  Unvested RSUs are not transferable by you other than to a member of your Immediate Family (as defined in the Plan) or a trust for your benefit or the benefit of a member of your Immediate Family (as defined in the Plan), or by will or the laws of descent and distribution, or as otherwise provided from time to time in the Plan.

Settlement Date and Form:  All vested RSUs (together with any related vested dividend equivalents and adjustments for stock dividends or distributions) shall be settled thirty (30) days after the occurrence of a payment event set forth in your employment agreement, subject to any deferral in payment required by Section 409A of the Internal Revenue Code. No RSUs may be settled until you have made satisfactory arrangement to pay or cause to be paid the tax withholding associated with your vested RSUs. Your payment will be made in shares of Dollar General common stock (other than fractional shares, which will be paid in cash).  Unless otherwise determined by the Committee, you will be permitted to elect to have Dollar General withhold, and thus not issue to you at settlement, a sufficient number of shares of Dollar General common stock to satisfy Dollar General’s minimum tax withholding obligation.

General Information:  Section 7(b)(ii) of the Plan requires that you enter into an agreement with Dollar General regarding this award. Accordingly, please sign below and return to Susan Lanigan.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of September 18, 2006.

DOLLAR GENERAL CORPORATION

By:	/s/ Susan S. Lanigan
Susan S. Lanigan

David A. Perdue

/s/ David A. Perdue

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